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                                                                       Exhibit 1

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


          American International Group, Inc. -- Subsidiary Information



National Union Fire Insurance Company of Pittsburgh, Pa.:

      (c) Insurance Company as defined in Section 3(a)(19) of the Act

           Category Symbol:           IC


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